PERSONAL AND CONFIDENTIAL

May 1, 2015

Glenn Hardaway

President & Chief Executive Officer

Hardaway Net-Works Inc.

10777 Westheimer, Suite 1100

Houston, Texas 77042

Dear Mr. Hardaway,

This letter agreement (the "Agreement") will confirm the understanding and agreement between Tech Associates, Inc (the "Consultant”) with principal offices at the address of 75 Broadway Street, Suite 202, San Francisco, CA 94111 and Hardaway Net-Works Inc. (the "Client”), a corporation with its principal offices located at 10777 Westheimer, Suite 1100, Houston, Texas 77042.

RECITALS

A. The Client desires to retain the Consultant for the terms set forth in this Agreement to assure itself of the services of the Consultant, and the Consultant is willing to be retained by the Company for the term on the terms and conditions set forth below.

B. The Consultant desires to provide the services under this Agreement and represents that it is qualified to perform such services.

WHEREAS, the Client desires to engage the Consultant to provide consulting services as specifically stated below commencing as of the date hereof related to its financial consulting/corporate advisory strategy and scope of its project to bring a fully-reporting public shell company (ANDES 5 Inc, which it shall purchase from the Consultant, pursuant to a separate agreement[1]) to trading status by way of producing a ‘going public’ transaction strategy for the Client. The Consultant will seek to carry out the following initiatives within this Agreement: Work with management on valuation, share structuring, reconciling existing shareholders, creating a roadmap for investors and to help with all facets of its "going public" transaction, additionally, collaborating with the Client’s legal counsel, all on a on a best efforts basis and the Consultant desires to so be engaged.

NOW THEREFORE for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto hereby agree to be legally bound as follows:

1.	Engagement: The Client hereby engages the Consultant as a consultant in connection with the Client’s financial consulting/corporate advisory/potential capital raising strategy and transaction as described below (hereinafter, the “Engagement”)

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With the execution of this Agreement, the Client will engage the Consultant, subject to the termination provisions of Section 3, below, to deliver the following: Being work with the Client on its financial consulting/corporate advisory strategy and scope of its project to bring a fully-reporting public shell company (ANDES 5 Inc, which it shall purchase from the Consultant, pursuant to a separate agreement[2]) to trading status by way of producing a ‘going public’ transaction strategy for the Client. The Consultant will seek to carry out the following initiatives within this Agreement: Work with management on valuation, share structuring, reconciling existing shareholders, creating a roadmap for investors and to help with all facets of its "going public" transaction, additionally, collaborating with the Client’s legal counsel, all on a on a best efforts basis and the Consultant desires to so be engaged..:

2.	Scope of Services: In connection with the Engagement hereunder, the Consultant will perform the following services (“Services”) on a best efforts basis.

3.	Term: The initial term of the Engagement hereunder shall be for six (6) months from the date of execution of this Agreement. After the six month period is completed, the term will be set as ongoing. Either party shall have the right to terminate the agreement for any reason, at any time during the term or any time regardless if the term continues as set forth herein, if such party is not satisfied with the relationship between the parties, if there is an non-curable issue between the parties, provided that the terminating party provides fifteen (15) days written notice. The Consultant agrees to transfer any and all documents and confidential information of the Client back to the Client or the Client’s designee.

4.	Compensation: The Client will pay the Consultant, $3,500 (Three Thousand, Five Hundred Dollars), per month, at the execution of this Agreement, payable via bank wire transfer. The monthly fee will be paid by the first day of each month via bank wire transfer. (a) Expense Reimbursement: The Client agrees to cover all travel expenses in advance on behalf of the Consultant, all other approved expenses will be reimbursed within ten calendar days of presentment of receipts in support thereof, for all pre-approved reasonable, ordinary and expenses incurred by the Consultant in conjunction with the Consultant’s services to the Client, consistent with the Client’s standard reimbursement policy.

5.	Defense & Indemnification. The Client, in the event of a lawsuit, investigation, or claim will, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Consultant from (i) any and all losses arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any covenant or agreement of the Client under this Agreement or any document delivered by the Client to the Consultant in connection herewith, (ii) any and all claims, liabilities, losses or damages related solely and exclusively to statements prepared by, or made by, the Consultant that are either approved in advance by the Client or entirely based on information provided by the Client to the Consultant expressly for use in connection with the Services contemplated herein, and (iii) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing, except in case of the Consultant’s gross negligence, bad faith or willful misconduct with respect thereto (ie the Client will allow the Consultant to choose legal counsel and the Client shall pay reasonable legal fees as incurred. Further, based upon information currently available and a reasonable belief, the Consultant represents and warrants that there are no restraints or limitations in it agreeing to the terms of this Agreement, such as non-compete, non-solicitation, non-circumvention, or any similar agreements that might impair its performance of its duties and obligations hereunder.

6.	Due Diligence. The Consultant shall have the right to conduct a due diligence review of the Client that demonstrates that the Client is suitable for the aforementioned directives in this Agreement. This due diligence review may include consultation with the Client’s executive management team.

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7.	Non-Circumvent. The parties mutually agree that no effort will be made to circumvent the terms of this Agreement in an attempt to gain commissions, fees, remuneration, or considerations to the benefit of either of the signatories to this Agreement while excluding equal or other agreed-to benefits to the other party.

8. No Assignment. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto (including any person with which the either party respectively may merge or consolidate) and upon their respective heirs, executors and personal representatives. This Agreement is otherwise non-assignable by either party without the prior written consent of the other party.

9. Notices. Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested and shall be addressed to the parties at the addresses provided by the other, but each party may change the address by written notice in accordance with the paragraph. Notices delivered personally will be deemed communicated as of two (2) business days after mailing.

10. Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

11. Governing Law. This Agreement shall be interpreted under, and governed by, the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

12. Counterparts. This Agreement may be executed by the parties hereto in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

13. Survival. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of the parties hereto, shall inure to the benefit of the legal representatives, successors and assigns of beneficiary party thereto.

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If the foregoing correctly sets forth the understanding and agreement between Hardaway Networks Inc and Tech Associates, Inc please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

The Client

By: /s/ Glenn Hardaway

Glenn Hardaway

President and Chief Executive Officer

Hardaway Net-Works Inc

The Consultant

By: /s/ Richard Chiang

Richard Chiang, Consultant

President, Managing Partner

Tech Associates, Inc

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